CytRx Reports Second Quarter 2011 Financial Results

– Data from INNO-206 Phase 1b clinical trial principally in patients with advanced soft tissue sarcomas expected in the fourth quarter 2011 –

–Plan to begin INNO-206 Phase 2 clinical trial in soft tissue sarcomas by year end –

– Sufficient financial resources to reach key clinical development inflection points in aggressive oncology development programs –

LOS ANGELES (August 9, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the three months and six months ended June 30, 2011, and provided a business update.

“We recently announced highly encouraging findings from two ongoing oncology clinical trials,” said Steven A. Kriegsman, CytRx President and CEO.  “In an open-label Phase 1b clinical trial, our tumor-targeted doxorubicin conjugate INNO-206 delivered the commonly prescribed cancer treatment doxorubicin safely at doses more than four times higher than the standard doxorubicin dose with no dose-limiting side effects.  We expect to complete this clinical trial later in the year and begin a Phase 2 clinical trial with INNO-206 in patients with soft tissue sarcomas by year end. In addition, the U.S. Food and Drug Administration recently granted orphan drug designation for INNO-206 as a treatment for soft tissue sarcomas.

“We also reported favorable preliminary interim results from our ENABLE clinical trial in the second quarter of 2011 that showed bafetinib’s clinical activity in a group of patients with B-cell chronic lymphocytic leukemia (B-CLL) who have failed several other treatments for their cancer.  Due to the low incidence of adverse events, newly enrolled patients in this clinical trial are now administered this orally available, rationally designed dual kinase inhibitor at a higher dose, providing the potential for greater efficacy.

“Our financial resources were strengthened through a recent public stock offering and are now ample to reach critical inflection points in our aggressive oncology clinical development programs,” added Mr. Kriegsman.  “We also have taken actions to improve our future financial position by monetizing our non-oncology assets.  In May of this year, we sold our molecular chaperone assets to Orphazyme ApS, a privately-held, Copenhagen, Denmark-based biotechnology company, in a transaction that could bring us as much as $120 million if all developmental milestones are met, in addition to potential royalty payments.  The prior month, we received 163,000 shares of ADVENTRX Pharmaceuticals (NYSE Amex: ANX) common stock (of which approximately 20% are being held in escrow) in exchange for our 19.1% ownership in SynthRx, Inc.  If all milestones under that agreement are achieved, we could receive up to 2.9 million additional shares of ADVENTRX, with a value of over $7.0 million based on the last sale price of ADVENTRX shares on the NYSE Amex on August 5, 2011 of $2.46, and potential royalty payments.”

Second Quarter 2011 Financial Results
CytRx reported a net loss of $3.1 million and comprehensive loss of $2.7 million, or $0.03 per share, for the second quarter of 2011.  The second quarter 2011 comprehensive loss included $379,000 of unrealized gain on available-for-sale securities of ADVENTRX Pharmaceuticals (NYSE Amex: ANX).  For the second quarter of 2010, net income was $1.3 million and comprehensive income was $9.3 million, or $0.01 per diluted share.  Second quarter 2010 net income included a $5.0 million gain on the sale of shares of RXi Pharmaceuticals Corporation (Nasdaq: RXi), and comprehensive net income of $8.0 million for an unrealized gain on available-for-sale securities of RXi.  Revenue was $150,000 for the second quarter of 2011 and the Company did not report revenue for the second quarter of 2010.

Research and development (R&D) expenses were $1.9 million for the second quarter of 2011 and included development expenses for the Company’s programs of $0.9 million for INNO-206, $0.1 million for bafetinib and $0.3 million for tamibarotene.  R&D expenses were $3.1 million for second quarter of 2010.

General and administrative (G&A) expenses were $2.0 million for the second quarter of 2011, down slightly from $2.1 million for the comparable period in 2010.  G&A expenses included $0.3 million of employee stock option expense in both quarters.

CytRx reported cash, cash equivalents and marketable securities of $26.1 million as of June 30, 2011.  In July 2011, the Company raised net proceeds of approximately $19.1 million through an underwritten public offering.

About CytRx’s Oncology Portfolio

CytRx has a pipeline of oncology drug compounds that offer broad market opportunities, including bafetinib, tamibarotene and INNO-206.

INNO-206

CytRx holds the exclusive worldwide rights to INNO-206, a tumor-targeted doxorubicin conjugate. INNO-206 was designed to reduce adverse events by controlling drug release and preferentially targeting solid tumors. The Company recently announced the delivery of INNO-206 at doses more than 4-times higher than the standard doxorubicin dose in its open-label Phase 1b safety and dose escalation clinical trial in soft tissue sarcomas with INNO-206. CytRx plans to initiate a Phase 2b clinical trial as a treatment for soft tissue sarcomas in 2011, following the Phase 1b dose escalation safety trial. Previous studies have shown INNO-206 efficacy in tumor models of breast, ovarian, small cell lung cancer, renal cell cancer and pancreatic cancers.  Additionally, a recently announced study showed that low doses of INNO-206 and doxorubicin combined achieved complete remission in aggressively growing in vivo ovarian cancer tumors.  Several other chemotherapy agents have been attached to the linker used for INNO-206, including paclitaxel, camptothecin, cisplatin and methotrexate, and may be incorporated into future clinical development by the Company.

Bafetinib

CytRx holds rights to bafetinib (formerly known as INNO-406) in all territories except Japan. Bafetinib is a potent, orally available, rationally designed, Bcr-Abl, Lyn and Fyn kinase inhibitor, which was being developed as a third-line treatment for patients with CML and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec® and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib. In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of chronic myeloid leukemia (CML). Bafetinib also has been granted Orphan Drug Status for the treatment of Ph+ CML by the U.S. Food and Drug Administration (FDA).

Tamibarotene

CytRx holds the North American and European rights to tamibarotene as a treatment for certain cancers. Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all-trans retinoic acid (ATRA), the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL. The U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with ATRA and ATO. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. The estimated annual market potential in the U.S. and Europe for tamibarotene as a treatment for refractory, maintenance and front-line therapy in APL is up to $100 million. In addition, the Company has initiated a Phase 2b clinical trial of tamibarotene as a treatment for stage IIIb and IV non-small-cell lung cancer.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: INNO-206, tamibarotene and bafetinib. With its tumor-targeted doxorubicin conjugate INNO-206, CytRx plans to initiate a Phase 2b clinical trial as a treatment for soft tissue sarcomas in 2011, following the Phase 1b dose escalation safety trial. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and is conducting a pharmacokinetic clinical trial in brain cancer. CytRx's pipeline also includes tamibarotene, which it is testing in a double-blind placebo-controlled Phase 2 clinical trial in patients with non-small-cell lung cancer, and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia (APL). For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib or tamibarotene, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206, bafetinib, or tamibarotene might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into one or more transactions to advance development of its molecular chaperone assets, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, Bafetinib or tamibarotene, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,023,176	$6,324,430
Marketable securities	19,076,620	20,567,861
Proceeds from sale of RXi, received January 6, 2011	—	6,938,603
Receivable	107,907	259,006
Investment in Adventrx Pharmaceuticals, at market	379,260	—
Income taxes recoverable	—	519,158
Interest receivable	105,334	117,624
Prepaid expenses and other current assets	1,803,333	1,247,145
Total current assets	28,495,630	35,973,827
Equipment and furnishings, net	294,873	319,191
Goodwill	183,780	183,780
Other assets	214,729	220,292
Total assets	$29,189,012	$36,697,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,433,782	$1,027,924
Accrued expenses and other current liabilities	4,130,042	2,663,910
Warrant liabilities	1,259,518	2,437,281
Total current liabilities	6,823,342	6,129,115
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,857,885 and 109,840,445 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	109,858	109,840
Additional paid-in capital	230,066,850	229,253,122
Accumulated comprehensive income, net of tax	379,260	—
Treasury stock, at cost (633,816 shares)	(2,279,238)	(2,279,238)
Accumulated deficit	(205,911,059)	(196,515,749)
Total stockholders’ equity	22,365,670	30,567,975
Total liabilities and stockholders’ equity	$29,189,012	$36,697,090

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
License revenue	150,000	—	150,000	—
Expenses:
Research and development	1,886,652	3,073,059	6,707,360	5,118,868
General and administrative	2,026,602	2,060,266	4,174,061	4,705,376
	3,913,254	5,133,325	10,881,421	9,824,244

Loss before other income	(3,763,254)	(5,133,325)	(10,731,421)	(9,824,244)
Other income:
Interest income	50,270	79,687	105,699	172,718
Other income, net	15,619	28,530	52,650	35,696
Gain on warrant derivative liability	577,290	1,278,884	1,177,762	1,411,577
Gain on sale of affiliate’s shares – RXi Pharmaceutical	—	5,040,114	—	8,887,614
Income (loss) before provision for income taxes	(3,120,075)	1,293,890	(9,395,310)	683,361
Provision for income taxes	—	—	—	—
Net income (loss)	$(3,120,075)	$1,293,890	$(9,395,310)	$683,361

Other comprehensive income (net of tax)
Unrealized gain on available-for-sale securities	379,260	8,044,091	379,260	8,044,091

Comprehensive income (loss)	$(2,740,815)	$9,337,981	$(9,016,050)	$8,727,452

Basic net income (loss) per share	$(0.03)	$0.01	$(0.09)	$0.01

Basic weighted average shares outstanding	109,227,069	109,121,022	109,226,683	109,016,952

Diluted net income (loss) per share	$(0.03)	$0.01	$(0.09)	$0.01

Diluted weighted average shares outstanding	109,227,069	111,587,896	109,226,683	111,934,617

Contact:
Investor Relations
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

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